 Exhibit 21

SUBSIDIARIES OF TRUSTCO BANK CORP NY

Trustco Bank	Federal savings bank

ORE Subsidiary Corp.	New York corporation

Trustco Realty Corp.	New York corporation (Subsidiary of Trustco Bank)

Trustco Insurance Agency, Inc.	New York corporation (Subsidiary of Trustco Bank)

ORE Property, Inc.	New York corporation (Subsidiary of Trustco Bank)

ORE Property One, Inc.	Florida corporation (Subsidiary of ORE Property, Inc.)

ORE Property Two, Inc.	Florida corporation (Subsidiary of ORE Property, Inc.)

Each subsidiary does business under its own name. The activities of each are described in Part I, Item 1 of Form 10-K.